EXHIBIT 99.1

The Chemours Company Comments on DuPont Performance Chemicals Second Quarter 2015 Segment Results

WILMINGTON, Del., July 28, 2015 - The Chemours Company (“Chemours”) (NYSE: CC), a global leader in titanium technologies, fluoroproducts and chemical solutions, today commented that continued challenging market conditions are reflected in the second quarter 2015 financial results for the Performance Chemicals segment of E. I. du Pont de Nemours and Company (DuPont). During the period, Chemours, which separated from DuPont on July 1, 2015, was a wholly-owned subsidiary of DuPont comprised of the businesses within the Performance Chemicals segment.

Today, DuPont reported Performance Chemicals segment net sales in the second quarter of $1.5 billion and segment operating earnings of $113 million. Chemours stated that second quarter performance reflected a sequential improvement in titanium dioxide shipments over the first quarter despite a slow start to the North American coatings season. This volume improvement was offset by continued weakness in the TiO2 pricing environment and currency headwinds across the businesses. Chemours expects to report second quarter 2015 financial results on a stand-alone basis on August 6th and will conduct a webcast conference call to review business performance.

Mark Vergnano, president and chief executive officer of Chemours, said: “Our focus is to improve our earnings and cash flow by aggressively reducing our structural costs and optimizing our portfolio. We expect that our previously announced restructuring actions taken in the second quarter will reduce costs by $40 million in the second half of 2015 and $80 million annually thereafter. We are also targeting further cost reductions to deliver an additional $120 million in savings. Combined, we expect that these actions will reduce spending levels by approximately $200 million by year-end 2016.”

As previously disclosed, Chemours anticipates additional cash flow improvements from the management of its asset portfolio. The Altamira expansion, which is expected to be completed in mid-2016, is anticipated to provide annual Adjusted EBITDA benefits of $20 million to $70 million. Once Altamira is complete, capital expenditures will decline from the peak of capital spending in 2014. The ramp up of the Opteon™ refrigerant product line will drive increased revenue and Adjusted EBITDA in the Fluoroproducts segment in each of the next three years. Chemours also continues to evaluate alternatives to improve the profitability of the Chemicals Solution segment.

Vergnano continued, “We will share a more detailed review of our second quarter financial results on our call on August 6th. Additionally, we will clarify the opportunities and actions that we are taking to further transform Chemours.”

Conference Call
Financial results on a stand-alone basis for the second quarter 2015 will be discussed during a conference call with management on August 6, 2015 at 8:00 AM EDT. Investors can access the call via webcast and view the accompanying slides by visiting the Events & Presentations page of Chemours’ investor relations website, investors.chemours.com or by calling +1 (888) 424-8151 US Toll Free or +1 (847) 585-4422 US Toll, Passcode 67 42 438. A replay of the conference call will be available for 90 days.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry. Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™ Viton™, Opteon™ and Nafion™. Chemours has approximately 9,000 employees across 37 manufacturing sites serving more than 5,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more, information please visit chemours.com

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted EBITDA, which is a non-GAAP financial measure. The Company includes this non-GAAP financial measure because management believes it is useful to investors in that it provides for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted EBITDA to evaluate the Company’s performance excluding the impact of certain non-cash charges and other special items in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the Company believes the presentation of this non-GAAP financial measure, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures and materials posted to the website at investors.chemours.com.”

Forward-Looking Statements
This press release contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our anticipated future operating and financial performance, business plans and prospects, transformation plans, resolution of environmental liabilities, litigation and other contingencies, plans to increase profitability, and target leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements as further described in the “Risk Factors” section of the information statement contained in the registration statement on Form 10 and other filings made by Chemours with the Securities and Exchange Commission. Chemours undertakes no duty to update any forward-looking statements.
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CONTACT:

MEDIA:
Robert Dekker
Global Corporate Communications Leader
+1.302.773.4509
robert.dekker@chemours.com

INVESTORS:
Alisha Bellezza
Director of Investor Relations
+1.302.773.2263
alisha.bellezza@chemours.com